EXHIBIT 10.1
Form of
MASTER SEPARATION AGREEMENT
by and between
WENDY’S INTERNATIONAL, INC.
and
TIM HORTONS INC.
Dated ___, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Defined Terms	1
1.2 Construction	8
1.3 Conflicts With Other Separation Agreements	8

ARTICLE 2 TIM HORTONS ASSETS	8
2.1 Tim Hortons Assets	8
2.2 Non-Transferred Assets	8
2.3 No Representations or Warranties	9
2.4 Shared Contracts	9

ARTICLE 3 THE OFFERING	10
3.1 Proceeds of the Offering	10

ARTICLE 4 MATTERS RELATING TO THE SPIN-OFF	10
4.1 Spin-Off	10
4.2 Actions Prior to the Spin-Off	11
4.3 Stockholder-Related Matters Regarding the Spin-Off	11

ARTICLE 5 FINANCIAL REPORTING AND DISCLOSURE COVENANTS	13
5.1 Financial and Other Information	13
5.2 Other Covenants	22
5.3 Covenants Regarding the Incurrence of Indebtedness	24

ARTICLE 6 ACCESS TO AND DISCLOSURE OF INFORMATION	25
6.1 Restrictions on Disclosure of Information	25
6.2 Legally Required Disclosure of Information	26
6.3 Access to Information	26
6.4 Record Retention	27
6.5 Production of Witnesses	28
6.6 Reimbursement	28
6.7 Other Agreements Regarding Access to Information	28
6.8 Acquisition of Tim Hortons by another Person	28

ARTICLE 7 ADDITIONAL COVENANTS	29
7.1 Further Assurances	29
7.2 Performance	29
7.3 Conduct of Tim Hortons Business between Effective Date and Spin-Off	29
7.4 Employment Matters	30
7.5 Compliance with Legal Policies	30
7.6 Covenants Regarding Combination Stores	30
7.7 Covenants Regarding Dual-Brand Franchisees	31
7.8 Wendy’s Guarantees	32
7.9 Original Corporate Records	32

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ARTICLE 8 INDEMNIFICATION	32
8.1 Indemnification by Tim Hortons	32
8.2 Indemnification by Wendy’s	32
8.3 Claim Procedure	33
8.4 Survival; Limitations	34

ARTICLE 9 MISCELLANEOUS	36
9.1 Assignment	36
9.2 Entire Agreement	36
9.3 Future Litigation and Other Proceedings	37
9.4 Notices	37
9.5 Governing Law	38
9.6 Severability	38
9.7 Amendment	39
9.8 Counterparts	39
9.9 Authority	39
9.10 Jurisdiction	39
9.11 Dispute Resolution	39
9.12 Binding Effect and Assignment	42
9.13 Expenses	42
9.14 Waiver	42

EXHIBIT A: SHARED CONTRACTS	A-1

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MASTER SEPARATION AGREEMENT
     This Master Separation Agreement (this “Agreement”) is made and entered into as of ___, 2006 (the “Effective Date”), by and between Wendy’s International, Inc., an Ohio corporation (“Wendy’s”), and Tim Hortons Inc., a Delaware corporation (“Tim Hortons”). Tim Hortons and Wendy’s are sometimes referred to herein separately as a “Party” and together as the “Parties.”
RECITALS
     A. Wendy’s owns 100% of the issued and outstanding common stock of Tim Hortons.
     B. Contemporaneously with the execution and delivery of this Agreement, the Parties are entering into the other Separation Agreements (defined below), and promptly following the execution of the Separation Agreements, Tim Hortons shall consummate an initial public offering (the “Offering”) of its common stock pursuant to a registration statement on Form S-1 under the Securities Act of 1933.
     C. Immediately following consummation of the Offering, Wendy’s shall own common stock of Tim Hortons evidencing at least 80.1% of the voting power of the common stock with respect to all stockholder matters.
     D. Wendy’s and Tim Hortons desire to maintain the ability of Wendy’s (if so determined by the Wendy’s board of directors) to distribute to holders of Wendy’s common stock the outstanding Tim Hortons common stock then owned by Wendy’s (a “Spin-Off”) in a manner that qualifies as a reorganization for U.S. federal income tax purposes and pursuant to which no gain or loss would be recognized by Wendy’s or its U.S. resident stockholders (and, accordingly, that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Internal Revenue Code of 1986, as amended).
     E. The Parties intend in this Agreement and the other Separation Agreements to set forth the principal arrangements between them regarding the Offering and their operations thereafter.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     “Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person.
     “Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of the Separation Agreements, except to the extent expressly provided otherwise, the determination of whether a Person is an Affiliate of another Person shall be made assuming that no member of the Wendy’s Group is an Affiliate of any member of the Tim Hortons Group and vice versa.
     “Agreement” is defined in the preamble to this Agreement.
     “Annual Financial Statements” is defined in Section 5.1(a)(v)(A).
     “Assets” means assets, properties and rights (including goodwill and rights arising under Contracts), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York; Oakville, Ontario; or Dublin, Ohio are authorized or required by Law to close.
     “Canadian Authorities” is defined in Section 4.1.
     “Canadian Combo Stores” is defined in Section 7.6.
     “Claimed Amount” is defined in Section 8.3(a).
     “Claim Notice” is defined in Section 8.3(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Combo Stores” is defined in Section 7.6.
     “Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable Law.
     “Controlling Party” is defined in Section 8.3(d)(ii).
     “Designated Purposes” means the purpose or purposes for which any Confidential Information or Personal Information may be used by any Group member pursuant to this Agreement or any other Separation Agreement and otherwise in accordance with any directions given by one Party to the other Party in performance of services under the Shared Services Agreement.
     “Dispute” is defined in Section 9.11.
     “Distribution Agent” is defined in Section 4.3(a).

     “Dual Brand Franchisees” is defined in Section 7.7.
     “Effective Date” is defined in the preamble to this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Existing Tim Hortons Business” means the businesses and operations conducted by the Tim Hortons Group prior to the Effective Date, including as described in the Prospectus and any Preliminary Prospectus.
     “Financial Statements” means the Annual Financial Statements and Quarterly Financial Statements collectively.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Governmental Authority” means any United States federal, state or local or any foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, self-regulatory organization or any court, tribunal or judicial or arbitral body or other governmental authority.
     “Group” means either the Wendy’s Group or the Tim Hortons Group, as the context requires.
     “Indemnified Party” is defined in Section 8.3(a).
     “Indemnified Person” means, as applicable, a Tim Hortons Indemnified Person or a Wendy’s Indemnified Person.
     “Indemnifying Party” is defined in Section 8.3(a).
     “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
     “Non-Compete Covenants” is defined in Section 7.7.
     “Offering” is defined in the recitals to this Agreement.
     “IRS” means the United States Internal Revenue Service.
     “Law” means any law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended.

     “Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated or due or to become due.
     “Losses” means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs of burdens associated with performing injunctive relief and other costs (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors, and of expert witnesses and other costs (excluding the allocable portion of the relevant Person’s internal costs) of investigation, preparation and litigation in connection with any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar matter or proceeding) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.
     “Non-Controlling Party” is defined in Section 8.3(d)(ii).
     “Non-Transferred Asset” is defined in Section 2.2(a).
     “Owning Party” is defined in Section 6.2.
     “Person” means any individual or entity, including any partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof).
     “Personal Information” means any information about an identifiable individual that is provided to or obtained by any Group member on behalf of the other Party or any of its respective Group members.
     “Possessor” is defined in Section 6.3.
     “Preliminary Prospectus” means any preliminary prospectus filed with the SEC pursuant to Rule 424(a) under the Securities Act and deemed to be part of the Registration Statement
     “Prospectus” means the final prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act and deemed to be part of the Registration Statement.
     “Quarterly Financial Statements” is defined in Section 5.1(a)(iv)(A).
     “Record Date” means the close of business on the date to be determined by Wendy’s board of directors as the record date for determining the stockholders of Wendy’s entitled to receive shares of Tim Hortons Common Stock pursuant to a Spin-Off.
     “Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between Wendy’s and Tim Hortons.
     “Registration Statement” means the registration statement on Form S-1 (SEC File No. 333-130035) as filed by Tim Hortons with the SEC in connection with the Offering, together with all amendments and supplements thereto.

     “Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.
     “Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.
     “Representatives” means, with respect to any Person, any of such Person’s directors, officers, members, managers and employees.
     “Requestor” is defined in Section 6.3.
     “Retention Period” is defined in Section 6.4.
     “SEC” means the United States Securities and Exchange Commission or any successor agency.
     “Separation Agreements” means this Agreement, the Tax Sharing Agreement, the Registration Rights Agreement and the Shared Services Agreement.
     “Shared Contracts” means the contracts listed on Exhibit A.
     “Securities Act” means the Securities Act of 1933.
     “Shared Services Agreement” means the Shared Services Agreement dated as of the date hereof between Wendy’s and Tim Hortons.
     “Spin-Off” is defined in the recitals to this Agreement.
     “Spin-Off Date” means the date, if any, on which a Spin-Off occurs or Wendy’s is otherwise no longer required to consolidate the results of operations and financial position of Tim Hortons or any other member of the Tim Hortons Group (determined in accordance with GAAP and consistent with SEC reporting requirements).
     “Tax” and “Taxes” are defined in the Tax Sharing Agreement.
     “Tax Advisor” is defined in the Tax Sharing Agreement.
     “Tax Control” means the definition of “control” set forth in Section 368(c) of the Code.
     “Tax-Free Status” is defined in the Tax Sharing Agreement.
     “Tax Sharing Agreement” means the Tax Sharing Agreement dated as of the date hereof between Wendy’s and Tim Hortons.
     “Third Party Claim” is defined in Section 8.3(d)(i).
     “Tim Hortons” is defined in the preamble to this Agreement.

     “Tim Hortons Assets” means any and all Assets that are used exclusively or held for use exclusively in the Existing Tim Hortons Business (including the interest of the Tim Hortons Group in Assets that are used or held for use jointly with the Wendy’s Business).
     “Tim Hortons Auditors” is defined in Section 5.1(b)(i).
     “Tim Hortons Business” means the businesses and operations conducted by the Tim Hortons Group at the relevant time.
     “Tim Hortons Capital Stock” means all shares of Tim Hortons Common Stock and all options, warrants and other rights to acquire Tim Hortons Common Stock.
     “Tim Hortons Common Stock” means the common stock, $0.001 per share, of Tim Hortons.
     “Tim Hortons Group” means Tim Hortons and each Person that Tim Hortons directly or indirectly controls (within the meaning of the Securities Act).
     “Tim Hortons Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including guarantees and other contingent indebtedness, as well as capitalized leases) of the Tim Hortons Group, as determined for purposes of its Financial Statements prepared in accordance with GAAP.
     “Tim Hortons Indemnified Persons” means each member of the Tim Hortons Group and its respective Representatives.
     “Tim Hortons Liabilities” means the following:
     (i) any and all Liabilities to the extent arising out of or relating to the Existing Tim Hortons Business, the Tim Hortons Business or the Tim Hortons Assets, in each case whether such Liabilities arise or accrue prior to, on or after the Effective Date (other than Tax-related Liabilities to the extent specifically retained by Wendy’s under the Tax Sharing Agreement);
     (ii) any and all Liabilities to the extent arising out of or relating to the operation of any business conducted by any member of the Tim Hortons Group at any time after the Effective Date;
     (iii) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in any other Separation Agreement as Liabilities for which Tim Hortons or any member of the Tim Hortons Group is to be responsible; and
     (iv) all obligations of the Tim Hortons Group under or pursuant to this Agreement, any Separation Agreement or any other instrument entered into in connection herewith or therewith.
     “Tim Hortons Public Documents” is defined in Section 5.1(a)(viii).

     “Tim Hortons Shared Contract” means any Contract included in the Tim Hortons Assets relating in part to the Wendy’s Business.
     “Tim Hortons Transfer Agent” means the transfer agent and registrar for the Tim Hortons Common Stock.
     “Tim Hortons Voting Stock” is defined in Section 5.2.
     “Tim Hortons Auditors” is defined in Section 5.1(b)(i).
     “Underwriters” means the managing underwriters for the Offering as described in the Prospectus.
     “Underwriting Agreement” means the Underwriting Agreement between Wendy’s, Tim Hortons and the Underwriters relating to the Offering.
     “Wendy’s” is defined in the preamble to this Agreement.
     “Wendy’s Annual Statements” is defined in Section 5.1(b)(ii).
     “Wendy’s Assets” means any and all Assets of the Wendy’s Group or Tim Hortons Group as of the Effective Date other than the Tim Hortons Assets.
     “Wendy’s Auditors” is defined in Section 5.1(b)(ii).
     “Wendy’s Business” means the businesses or operations of the Wendy’s Group.
     “Wendy’s Common Shares” means the common shares, $0.10 stated value per share, of Wendy’s.
     “Wendy’s Disclosure Portions” means all material set forth in the Registration Statement, the Prospectus and the final Preliminary Prospectus to the extent relating exclusively to (i) the Wendy’s Group, (ii) the Wendy’s Business, (iii) Wendy’s intentions with respect to a Spin-Off, or (iv) the terms of a Spin-Off, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Spin-Off and the timing of and conditions to the consummation of the Spin-Off.
     “Wendy’s Group” means Wendy’s and each Person that Wendy’s directly or indirectly controls (within the meaning of the Securities Act), other than any member of the Tim Hortons Group.
     “Wendy’s Indemnified Persons” means each member of the Wendy’s Group and its respective Representatives.
     “Wendy’s Liabilities” means the Liabilities of the Wendy’s Group (but excludes all Tim Hortons Liabilities).
     “Wendy’s Public Filings” is defined in Section 5.1(a)(xii).

     “Wendy’s Auditors” is defined in Section 5.1(b)(ii).
     1.2 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, local or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated or otherwise modified, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. The captions, titles and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the Parties (and, solely for purposes of Article 8, Wendy’s Indemnified Persons and Tim Hortons Indemnified Persons) and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee or shareholder of Wendy’s or Tim Hortons) other than the Parties.
     1.3 Conflicts With Other Separation Agreements. To the extent any portion of this Agreement conflicts with any other Separation Agreement, this Agreement shall control; provided, however, that any specific provision in the Tax Sharing Agreement shall control with respect to any Tax matters.
ARTICLE 2
TIM HORTONS ASSETS
     2.1 Tim Hortons Assets. Each Party intends that the Tim Hortons Assets be owned by the members of the Tim Hortons Group and not the Wendy’s Group.
     2.2 Non-Transferred Assets.
     (a) If any Party discovers after the Effective Date that a member of the Wendy’s Group has title to, or an interest in, a Tim Hortons Asset or a member of the Tim Hortons Group has title to, or an interest in, a Wendy’s Asset (in either case, a “Non-Transferred Asset”), each Party shall (and shall cause the applicable member(s) of its Group to) cooperate and use commercially reasonable efforts to promptly transfer such title or interest to the appropriate Party (or another member of its Group designated by it), including obtaining any necessary consents or approvals or taking any other actions necessary to effect such transfers.
     (b) If an attempted assignment of a Non-Transferred Asset would be ineffective or would impair the rights of the Party entitled to such asset with respect to such Non-Transferred Asset so that such Party (or its applicable Group Member) would not receive all such rights, then the Parties shall use commercially reasonable efforts to provide to, or cause to be provided to, such Party (or its applicable Group Member), to the extent permitted by Law, rights related to such Non-Transferred Asset and take such other actions as may reasonably be requested by such Party in order to place it, insofar as reasonably possible, in the same position as if such Non-Transferred Asset had been transferred as contemplated hereby. In connection therewith, (i) the Party with title to or an interest in such asset (or its applicable Group Member) shall promptly pass along to the Party entitled to such asset (or its applicable Group Member) when received all benefits derived with respect to any such Non-Transferred Asset, and (ii) the Party entitled to such asset (or its applicable Group Member) shall pay, perform and discharge on behalf of the other Party (or its applicable Group Member) all of the obligations with respect to any such Non-Transferred Asset in a timely manner and in accordance with the terms thereof. If and when such transfer may be effected without impairing the rights of the Party entitled to such asset, the Parties shall take appropriate steps to effect transfer of such Non-Transferred Asset.
     2.3 No Representations or Warranties. Each Party (on behalf of itself and each member of its Group) acknowledges and agrees that, except as expressly set forth in this Agreement, (a) no member of the other Group is making any representations or warranties in this Agreement, express or implied, as to the condition, quality, merchantability or fitness of any asset, whether a Non-Transferred Asset or otherwise, (b) any Non-Transferred Asset shall be transferred on an “as is,” “where is” basis (and in the case of any real property, by means of a quitclaim or similar form deed or conveyance), and (c) the applicable member of such Party’s Group shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in such Person good and marketable title to any Non-Transferred Asset.
     2.4 Shared Contracts. At the written request of Tim Hortons, Wendy’s shall (and shall cause other members of the Wendy’s Group to), to the extent permitted by the applicable Shared Contract and applicable Law, make available to Tim Hortons or applicable members of the Tim Hortons Group the benefits and rights under the Shared Contracts (except where the benefits or rights under such Shared Contracts are specifically provided pursuant to a Separation Agreement) that are substantially equivalent to the benefits and rights enjoyed by the Wendy’s Group under each Shared Contract for which such request is made by Tim Hortons, to the extent such benefits relate to the Tim Hortons Business; provided, however, that the applicable members of the Tim Hortons Group shall assume and discharge (or promptly reimburse Wendy’s for) the obligations and liabilities under the relevant Shared Contracts associated with the benefits and rights so made available to them.
     The Parties’ rights and obligations pursuant to this Section 2.4 shall terminate upon the earliest to occur of (i) the Spin-Off Date and (ii) with respect to any Shared Contract in particular, such time that the arrangement pursuant to this Section 2.4 is no longer permitted thereunder (including the expiration or termination of such Shared Contract).
ARTICLE 3
THE OFFERING
     3.1 Proceeds of the Offering. The Offering shall be a primary offering of Tim Hortons Common Stock, and the net proceeds of the Offering shall be used as described in the Prospectus in the section entitled “Use of Proceeds.”
ARTICLE 4
MATTERS RELATING TO THE SPIN-OFF
     4.1 Spin-Off.
     (a) Wendy’s has the right, but not the obligation, following the consummation of the Offering, to effect a Spin-Off. Wendy’s shall (in its sole and absolute discretion) determine whether to effect the Spin-Off and, if so, the date of its consummation and all of its terms, including (a) the form, structure and terms of any transaction(s) and/or offering(s) to effect the Spin-Off; (b) the timing of and conditions to the consummation of the Spin-Off; (c) the selection of any investment banker(s) and manager(s); and (d) the selection of any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors. In addition, Wendy’s may, at any time and from time to time until the completion of the Spin-Off, modify or change the terms of the Spin-Off, including by accelerating or delaying the timing of the consummation of all or part of the Spin-Off. At the request of Wendy’s, Tim Hortons shall cooperate with Wendy’s in all respects to accomplish the Spin-Off and shall, at the direction of Wendy’s, promptly take any and all actions necessary or desirable to effect a Spin-Off, including, to the extent necessary, the registration under the Securities Act and the Exchange Act of the Tim Hortons Common Stock distributed by Wendy’s on an appropriate registration form or forms, the filing of all required documents with Canadian securities regulatory authorities (the “Canadian Authorities”), including a prospectus prepared in accordance with Canadian legislation and an application for relief from the Canadian Authorities in respect of prospectus or registration requirements otherwise applicable, in any case to ensure that the Tim Hortons Common Stock are not subject to resale restrictions under Canadian securities legislation (except those restrictions which may be applicable to control block holders). Nothing in this Agreement shall prohibit Tim Hortons from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Spin-Off.
     (b) Without the prior written consent of Tim Hortons, Wendy’s will not effect the Spin-Off unless Wendy’s has obtained an IRS private letter ruling or an opinion of counsel (from any one of Davis Polk & Wardwell, Debevoise & Plimpton, LLP, Sullivan & Cromwell LLP, Skadden, Arps, Slate, Meagher & Flom LLP, Simpson Thacher & Bartlett LLP, or such other firm agreed to by Wendy’s and Tim Hortons), in either case reasonably acceptable to the board of directors of Wendy’s, to the effect that (i) Wendy’s will recognize no gain or loss (and no amount will be included in its income) upon the

Spin-Off under Section 355 of the Code, and (ii) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the U.S. shareholders of Wendy’s upon their receipt of Tim Hortons Common Stock pursuant to the Spin-Off.
     4.2 Actions Prior to the Spin-Off. In connection with the Spin-Off, the Parties shall take the applicable actions set forth in this Section 4.2.
     (a) Wendy’s and Tim Hortons shall prepare and mail, prior to the Spin-Off Date, to the holders of Wendy’s Common Shares, such information concerning Tim Hortons and the Spin-Off and such other matters as Wendy’s reasonably determines and as may be required by Law. The Parties shall prepare, and Tim Hortons shall, to the extent required by applicable Law, file with the SEC and Canadian Authorities any such documentation that Wendy’s determines is necessary or desirable to effect the Spin-Off, and each Party shall use commercially reasonable efforts to obtain all necessary approvals from the SEC and Canadian Authorities with respect thereto as soon as practicable.
     (b) Tim Hortons shall use commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Spin-Off.
     (c) Tim Hortons shall prepare, file and use commercially reasonable efforts to seek to make effective, an application for listing of the Tim Hortons Common Stock to be distributed in the Spin-Off on the New York Stock Exchange and Toronto Stock Exchange, subject in each case to official notice of issuance.
     (d) Tim Hortons shall use commercially reasonable efforts to take all actions (or refrain from any actions) reasonably requested by Wendy’s in connection with the Spin-Off.
     4.3 Stockholder-Related Matters Regarding the Spin-Off. With respect to the Spin-Off and subject to Section 4.3(d):
     (a) Distribution Agent. On or prior to the Spin-Off Date, Wendy’s shall deliver to a distribution agent to be appointed by Wendy’s (the “Distribution Agent”) for the benefit of holders of record of Wendy’s Common Shares on the Record Date, documentation reasonably required by the Tim Hortons Transfer Agent, representing all of the outstanding shares of Tim Hortons Common Stock then owned by Wendy’s, and Wendy’s shall instruct the Distribution Agent to deliver to the Tim Hortons Transfer Agent true, correct and complete copies of the share and transfer records reflecting the record holders of Wendy’s Common Shares entitled to receive shares of Tim Hortons Common Stock in connection with the Spin-Off. Wendy’s shall cause its transfer agent to instruct the Distribution Agent to distribute on the Spin-Off Date or as soon as reasonably practicable thereafter the appropriate number of shares of Tim Hortons Common Stock to each such record holder or designated transferee(s) of such record holder. Wendy’s shall (and shall instruct the Distribution Agent to) cooperate with

Tim Hortons and the Tim Hortons Transfer Agent, and Tim Hortons shall (and shall instruct the Tim Hortons Transfer Agent to) cooperate with Wendy’s and the Distribution Agent, in connection with all aspects of the Spin-Off and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Tim Hortons Common Stock to be distributed to the holders of Wendy’s Common Shares in connection with the Spin-Off.
     (b) Number of Spin-Off Shares. Each record holder of Wendy’s Common Shares on the Record Date (or such record holder’s designated transferee(s)) shall be entitled to receive in the Spin-Off a number of shares of Tim Hortons Common Shares equal to the number of Wendy’s Common Shares held by such record holder on the Record Date, multiplied by a fraction, (i) the numerator of which is the number of shares of Tim Hortons Common Stock to be distributed by Wendy’s pursuant to Section 4.3(a) and (ii) the denominator of which is the number of Wendy’s Common Shares outstanding on the Record Date. If the Spin-Off consists of more than one class of Tim Hortons Common Stock, each record holder of Wendy’s Common Shares shall receive shares of Tim Hortons Common Stock of each class, calculated as provided above, except that the calculation shall be performed separately for each such class.
     (c) Rights of Holders of Spin-Off Shares. After the Spin-Off, until such shares of Tim Hortons Common Stock are duly transferred in accordance with applicable Law, Tim Hortons shall regard the Persons entitled to receive such shares of Tim Hortons Common Stock as record holders of shares of Tim Hortons Common Stock in accordance with the terms of the Spin-Off without requiring any action on the part of such Persons. Tim Hortons agrees that, subject to any transfers of such shares of Tim Hortons Common Stock, (i) each such record holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Tim Hortons Common Stock then held by such record holder, and (ii) each such record holder shall be entitled, without any action on the part of such record holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of Tim Hortons Common Stock then held by such record holder.
     (d) Limitations. Notwithstanding anything to the contrary in this Section 4.3, if the Spin-Off is not effected in the form of a pro rata distribution of shares of Tim Hortons Common Stock to holders of Wendy’s Common Shares, this Section 4.3 shall not apply to the Spin-Off.
     (e) Other Transactions. If Wendy’s determines (in its sole discretion) to effect the separation of Tim Hortons from Wendy’s through a transaction other than a spin-off (whether by means of a split off, a share exchange or otherwise), Tim Hortons shall use commercially reasonable efforts to take all actions (or refrain from any actions) reasonably requested by Wendy’s in connection therewith.

ARTICLE 5
FINANCIAL REPORTING AND DISCLOSURE COVENANTS
     5.1 Financial and Other Information.
     (a) Financial Information. Tim Hortons agrees that, for so long as Wendy’s is required to consolidate the results of operations and financial position of Tim Hortons and any other members of the Tim Hortons Group or (solely with respect to Sections 5.1(a)(iv)-(vii)) to account for its investment in Tim Hortons under the equity method of accounting (in either case, determined in accordance with GAAP and consistent with SEC reporting requirements):
     (i) Disclosure of Financial Controls.
     (A) Tim Hortons shall (and shall cause each other member of the Tim Hortons Group to) maintain effective disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15 promulgated under the Exchange Act and in any similar or successor rule to the extent applicable to Wendy’s.
     (B) Tim Hortons shall cause each of its principal executive and principal financial officers to (i) sign and deliver certifications to its periodic reports and shall include the certifications in its periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K and in any similar or successor rule to the extent applicable to Wendy’s and (ii) sign and deliver to Wendy’s certification and representation documents, and orally discuss related matters, with respect to its periodic reports, in a manner substantially similar to the Parties’ practice in the periods prior to the Effective Date.
     (C) Tim Hortons shall cause its management to evaluate its disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15 and in any similar or successor rule to the extent applicable to Wendy’s.
     (D) Tim Hortons shall disclose in its periodic reports filed with the SEC information concerning its management’s responsibilities for and evaluation of its disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of its independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules.
     (E) Without limiting the general application of the foregoing, Tim Hortons shall (and shall cause each other member of the Tim Hortons Group to) maintain internal systems and procedures which provide reasonable assurance that (1) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable Law, (2) all transactions of members of the Tim Hortons Group are recorded as necessary to permit the preparation of the Financial Statements, (3) the receipts and expenditures of members of the Tim Hortons Group are authorized at the appropriate level within Tim Hortons, and (4) unauthorized use or disposition of the assets of any member of the Tim Hortons Group that could have material effect on the Financial Statements is prevented or detected in a timely manner.
     (ii) Fiscal Year. Tim Hortons shall (and shall cause each member of the Tim Hortons Group to) maintain a fiscal year that commences and ends on the same calendar days as the fiscal year of Wendy’s commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as the monthly accounting periods of Wendy’s commence and end.
     (iii) Monthly Financial Reports. No later than 10 Business Days after the end of the first three monthly accounting periods of Tim Hortons following the Effective Date, Tim Hortons shall deliver to Wendy’s a consolidated income statement and balance sheet for Tim Hortons for such period and an income statement and balance sheet for each of its Affiliates that is included in the consolidated Financial Statements, as the case may be, in such format and detail as Wendy’s may request. No later than 12 Business Days after the end of the first three monthly accounting periods of Tim Hortons following the Effective Date, Tim Hortons shall deliver to Wendy’s a consolidated statement of cash flows for Tim Hortons for such period and statement of cash flows for each of its Affiliates that is included in the consolidated Financial Statements, as the case may be, in such format and detail as Wendy’s may request. No later than five Business Days after the end of each monthly accounting period of Tim Hortons thereafter (including its last monthly accounting period of each fiscal year), Tim Hortons shall deliver to Wendy’s such information, financial statements and reports as was the Parties’ practice in the periods prior to the Effective Date and using the reporting system used by the Parties on the Effective Date.
     (iv) Quarterly Financial Statements.
     (A) As soon as practicable, and in any event no later than the earlier of (x) 10 Business Days prior to the date on which Tim Hortons is required to file a Form 10-Q or other document containing its quarterly financial statements with the SEC for each of the first three fiscal quarters in each fiscal year of Tim Hortons and (y) five Business Days prior to the date on which Wendy’s has notified Tim Hortons that Wendy’s intends to file its Form 10-Q or other document containing quarterly financial statements of Wendy’s with the SEC, Tim Hortons shall deliver to Wendy’s drafts of (A) the consolidated financial statements of the Tim Hortons Group (and notes thereto) for such periods and for the period from the beginning of the then-current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Tim Hortons the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP and in accordance with any similar or successor rule to the extent applicable to Wendy’s, and (B) a discussion and analysis by management of the Tim Hortons Group’s financial condition and results of operations for such fiscal period, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K and in accordance with any similar or successor rule to the extent applicable to Wendy’s ((A) and (B) collectively, the “Quarterly Financial Statements”); provided, however, that Tim Hortons shall deliver such information at such earlier time upon Wendy’s written request with 30 days’ notice resulting from Wendy’s determination to accelerate the timing of the filing of its financial statements with the SEC.
     (B) No later than the earlier of (x) three Business Days prior to the date Tim Hortons publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (y) three Business Days prior to the date on which Wendy’s has notified Tim Hortons that Wendy’s intends to file quarterly financial statements of Wendy’s with the SEC (which notice shall be given at least 21 days prior to such intended filing date), Tim Hortons shall deliver to Wendy’s the final form of the Quarterly Financial Statements and certifications thereof by the principal executive and financial officers of Tim Hortons in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to Wendy’s (provided that form and substance substantially similar to the Parties’ practice in the periods prior to the Effective Date shall be deemed satisfactory); provided, however, that Tim Hortons may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Tim Hortons to Wendy’s as soon as practicable, and in any event within eight hours thereafter; provided further, that Wendy’s and Tim Hortons financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) that Tim Hortons may consider making to its Quarterly Financial Statements and related disclosures during the two Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes that would have an effect upon the financial statements or related disclosures of Wendy’s.
     (C) In addition to the foregoing and subject to applicable law, no Quarterly Financial Statement or any other document that refers to or contains information not previously publicly disclosed with respect to the ownership of Tim Hortons by Wendy’s, the Separation Agreements, the separation of Tim Hortons from Wendy’s or the Spin-Off shall be filed with the SEC or otherwise made public by any Tim Hortons Group member without the prior written consent of Wendy’s. Notwithstanding anything to the contrary in this Section 5.1(a)(iv), Tim Hortons shall file the Quarterly Financial Statements with the SEC on the same date that

Wendy’s files the Wendy’s quarterly financial statements with the SEC unless otherwise required by applicable law.
     (v) Annual Financial Statements.
     (A) As soon as practicable, and in any event no later than the earlier of (x) 10 Business Days prior to the date on which Tim Hortons is required to file a Form 10-K or other document containing its annual financial statements with the SEC and (y) 10 Business Days prior to the date on which Wendy’s has notified Tim Hortons that Wendy’s intends to file its Form 10-K or other document containing annual financial statements of Wendy’s with the SEC (which notice shall be given at least 28 days prior to such intended filing date), Tim Hortons shall deliver to Wendy’s drafts of (1) the consolidated financial statements of the Tim Hortons Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP, and (2) a discussion and analysis by management of the Tim Hortons Group’s financial condition and results of operations for such year, including an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K or any similar or successor rule ((1) and (2) collectively, the “Annual Financial Statements”). Tim Hortons shall deliver to Wendy’s all revisions to such drafts as soon as any such revisions are prepared or made.
     (B) No later than the earlier of (x) five Business Days prior to the date on which Tim Hortons publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available and (y) five Business Days prior to the date on which Wendy’s has notified Tim Hortons that Wendy’s intends to file the Wendy’s annual financial statements with the SEC, Tim Hortons shall deliver to Wendy’s the final form of the Annual Financial Statements and certifications thereof by the principal executive and financial officers of Tim Hortons in substantially the forms required under SEC rules for periodic reports and in form and substance satisfactory to Wendy’s (provided that form and substance substantially similar to the Parties’ practice in the periods prior to the Effective Date shall be deemed satisfactory); provided, however, that Tim Hortons may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Tim Hortons to Wendy’s as soon as practicable, and in any event within eight hours thereafter; provided further, that Wendy’s and Tim Hortons financial Representatives shall actively consult with each other regarding any changes (whether or not substantive) that Tim Hortons may consider making to its Annual

Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, with particular focus on any changes that would have an effect upon financial statements or related disclosures of Wendy’s.
     (C) In addition to the foregoing, no Annual Financial Statement or any other document that refers to or contains information not previously publicly disclosed with respect to the ownership of Tim Hortons by Wendy’s, the Separation Agreements, the separation of Tim Hortons from Wendy’s or the Spin-Off shall be filed with the SEC or otherwise made public by any Tim Hortons Group member without the prior written consent of Wendy’s. In any event, Tim Hortons shall deliver to Wendy’s, no later than three Business Days prior to the date Wendy’s has notified Tim Hortons that Wendy’s intends to file the Wendy’s annual financial statements with the SEC (which notice shall be given at least 28 days prior to such intended filing date), the final form of the Annual Financial Statements accompanied by an opinion thereon by the independent certified public accountants of Tim Hortons. Notwithstanding anything to the contrary in this Section 5.1(a)(v), Tim Hortons shall file the Annual Financial Statements with the SEC on the same date that Wendy’s files the Wendy’s annual financial statements with the SEC unless otherwise required by applicable law.
     (vi) Affiliate Financial Statements. Tim Hortons shall deliver to Wendy’s all quarterly and annual financial statements of each Affiliate of Tim Hortons that is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Tim Hortons required to be delivered to Wendy’s pursuant to this Section 5.1.
     (vii) Conformance with Wendy’s Financial Presentation. All information to be provided by any Tim Hortons Group member to Wendy’s or filed with the SEC pursuant to Sections 5.1(a)(iii) through (vi) shall be consistent in terms of format and detail and otherwise with the policies of Wendy’s (except for differences in presentation consistent with the Parties’ practice in the periods prior to the Effective Date) with respect to the application of GAAP and practices with respect to the provision of such financial information by such Tim Hortons Group member to Wendy’s (and, where appropriate, as presently presented in financial reports to the Wendy’s board of directors), with such changes therein as may be requested by Wendy’s from time to time consistent with changes in such accounting principles and practices; provided, however, that the Parties acknowledge that Tim Hortons shall report its results in Canadian dollars.
     (viii) Tim Hortons Reports Generally. Each Tim Hortons Group member that files information with the SEC shall deliver to Wendy’s: (A) preliminary and substantially final drafts, as soon as the same are prepared, of (x)

all reports, notices and proxy and information statements to be sent or made available by such Tim Hortons Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by such Tim Hortons Group member with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange ((x), (y) and (z) collectively, the “Tim Hortons Public Documents”), and (B) as soon as practicable, but in no event later than four Business Days (other than with respect to 8-Ks) prior to the earliest of the dates on which the same are printed, sent or filed, current drafts of all such Tim Hortons Public Documents and, with respect to 8-Ks, as soon as practicable, but in no event later than two Business Days prior to the earliest of the dates on which the same are printed, sent or filed in the case of planned 8-Ks and as soon as practicable, but in no event less than four hours (or, for 8-Ks to be filed before noon, in no event later than 5 p.m. Dublin, Ohio, time on the previous Business Day) in the case of unplanned 8-Ks; provided, however, that Tim Hortons may continue to revise such Tim Hortons Public Documents prior to the filing thereof in order to make corrections and non-substantive changes, which corrections and changes shall be delivered by Tim Hortons to Wendy’s as soon as practicable, and in any event within eight hours thereafter; provided further, that Wendy’s and Tim Hortons financial and/or legal Representatives shall actively consult with each other regarding any changes (whether or not substantive) Tim Hortons may consider making to any of its Tim Hortons Public Documents and related disclosures prior to any anticipated filing with the SEC, with particular focus on any changes that would have an effect upon the financial statements or related disclosures of Wendy’s. In addition to the foregoing and subject to applicable law, no Tim Hortons Public Document or any other document that refers to or contains information not previously publicly disclosed with respect to the ownership of Tim Hortons by Wendy’s, the Separation Agreements, the separation of Tim Hortons from Wendy’s or the Spin-Off shall be filed with the SEC or otherwise made public by any Tim Hortons Group member without the prior written consent of Wendy’s.
     (ix) Budgets and Financial Projections. Tim Hortons shall, as promptly as practicable, deliver to Wendy’s copies of all annual and other budgets and financial projections (consistent in terms of format and detail and as otherwise required by Wendy’s) relating to Tim Hortons on a consolidated basis and shall provide Wendy’s an opportunity to meet with management of Tim Hortons to discuss such budgets and projections.
     (x) Other Information. With reasonable promptness, Tim Hortons shall deliver to Wendy’s such additional financial and other information and data with respect to the Tim Hortons Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Wendy’s.

     (xi) Press Releases and Similar Information. Tim Hortons and Wendy’s shall consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and shall give each other the opportunity to review the information therein relating to the Tim Hortons Group and to comment thereon. Wendy’s and Tim Hortons shall make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. No later than eight hours prior to the time and date (or, if the same will be published before noon, no later than 5 p.m. Dublin, Ohio, time on the previous Business Day. at which a Party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such Party shall deliver to the other Party copies of substantially final drafts of all press releases and other statements to be made available by any Affiliate of that Party to employees of any Affiliate of that Party or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Tim Hortons Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing Party shall consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing Party shall deliver to the other Party copies of final drafts of all press releases and other public statements.
     (xii) Cooperation on Wendy’s Filings. Tim Hortons shall cooperate fully, and shall use commercially reasonable efforts to cause the Tim Hortons Auditors to cooperate fully, with Wendy’s to the extent reasonably requested by Wendy’s in the preparation of Wendy’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Wendy’s with the SEC or any national securities exchange or otherwise made publicly available by or on behalf of Wendy’s (collectively, the “Wendy’s Public Filings”). Tim Hortons shall provide to Wendy’s all information Wendy’s reasonably requests in connection with any Wendy’s Public Filings or that, in the judgment of legal advisors to Wendy’s, is required to be disclosed or incorporated by reference therein under applicable Law. Tim Hortons shall provide such information in a timely manner on the dates requested by Wendy’s (which may be earlier than the dates on which Tim Hortons otherwise would be required hereunder to have such information available) to enable Wendy’s to prepare, print and release all Wendy’s Public Filings on such dates as Wendy’s shall determine but in no event later than as required by applicable Law. Tim Hortons shall use commercially reasonable efforts to cause the Tim Hortons Auditors to consent to any reference to them as experts in any Wendy’s Public Filings if required under applicable Law. If and to the extent requested by Wendy’s, Tim Hortons shall diligently and promptly review all drafts of such Wendy’s Public Filings and prepare in a diligent and timely fashion any portion of such Wendy’s Public Filing pertaining to Tim Hortons. Prior to any printing or public release of any Wendy’s Public Filing, an appropriate executive officer of Tim Hortons shall, if requested by Wendy’s, certify that the information relating to any Tim Hortons Group member or the Tim Hortons Business in such Wendy’s Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, Tim Hortons shall not publicly release any financial or other information that conflicts with the information with respect to any Tim Hortons Group member or the Tim Hortons Business that is included in any Wendy’s Public Filing without Wendy’s prior written consent. Prior to the release or filing thereof, Wendy’s shall provide Tim Hortons with a draft of any portion of a Wendy’s Public Filing containing information relating to the Tim Hortons Group and shall give Tim Hortons an opportunity to review such information and comment thereon; provided, however, that Wendy’s shall determine in its sole and absolute discretion the final form and content of all Wendy’s Public Filings.
     (b) Auditors and Audits; Annual Statements and Accounting. Tim Hortons agrees that, for so long as Wendy’s is required to consolidate the results of operations and financial position of any member of the Tim Hortons Group (determined in accordance with GAAP and consistent with SEC reporting requirements):
     (i) Selection of Tim Hortons Auditors. Unless required by Law, Tim Hortons shall not select a different accounting firm than PricewaterhouseCoopers LLP (or its affiliate accounting firms) or change lead audit partners therefrom (unless, in either case, so directed by Wendy’s in accordance with a change by Wendy’s in its accounting firm) to serve as its (and its Affiliates’) independent certified public accountants (the “Tim Hortons Auditors”) without Wendy’s prior written consent (which shall not be unreasonably withheld); provided, however, that to the extent any Affiliates of Tim Hortons are currently using a different accounting firm to serve as their independent certified public accountants, such Affiliates may continue to use such accounting firm (and the lead audit partner therefrom) provided such accounting firm remains reasonably satisfactory to Wendy’s.
     (ii) Audit Timing. Tim Hortons shall use commercially reasonable efforts to enable the Tim Hortons Auditors to complete their audit such that they may date their opinion on the Annual Financial Statements on the same date that Wendy’s independent certified public accountants (the “Wendy’s Auditors”) date their opinion on Wendy’s audited annual financial statements (the “Wendy’s Annual Statements”), and to enable Wendy’s to meet its timetable for the printing, filing and public dissemination of the Wendy’s Annual Statements, all in accordance with Section 5.1(a) and as required by applicable Law. Tim Hortons shall request that the Tim Hortons Auditors date their opinion on the Annual Financial Statements on the same date that the Wendy’s Auditors date their opinion on the Wendy’s Annual Statements.
     (iii) Information Needed by Wendy’s. Tim Hortons shall provide to Wendy’s on a timely basis all information Wendy’s reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the Wendy’s Annual Statements in accordance with Section 5.1(a) and as required by applicable Law. Without limiting the generality of the foregoing, Tim Hortons shall provide all required financial information with respect to the Tim Hortons Group to the Tim Hortons Auditors in a sufficient and reasonable time and in sufficient detail to permit the Tim Hortons Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Wendy’s Auditors with respect to information to be included or contained in the Wendy’s Annual Statements.
     (iv) Access to Tim Hortons Auditors. Tim Hortons shall authorize the Tim Hortons Auditors to make available to the Wendy’s Auditors both the personnel who performed, or are performing, the annual audit of Tim Hortons and work papers related to the annual audit of Tim Hortons, in all cases within a reasonable time prior to the opinion date for the Tim Hortons Auditors, so that the Wendy’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Tim Hortons Auditors as it relates to the report of the Wendy’s Auditors on the Wendy’s financial statements, all within sufficient time to enable Wendy’s to meet its timetable for the printing, filing and public dissemination of the Wendy’s Annual Statements.
     (v) Access to Records. If Wendy’s determines in good faith that there may be an inaccuracy in a Tim Hortons Group member’s financial statements or deficiency in a Tim Hortons Group member’s internal accounting controls or operations that could materially impact Wendy’s financial statements, at the request of Wendy’s, Tim Hortons shall provide to the Wendy’s internal auditors access to the Tim Hortons Group member’s books and records so that Wendy’s may conduct reasonable audits relating to the financial statements provided by Tim Hortons under this Agreement as well as to the internal accounting controls and operations of the Tim Hortons Group.
     (vi) Notice of Changes. Subject to Section 5.1(a)(vii), Tim Hortons shall give Wendy’s as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Tim Hortons’ accounting estimates or accounting principles from those in effect on the date of the Audited Financial Statements included in the Prospectus. Tim Hortons shall consult with Wendy’s and, if requested by Wendy’s, Tim Hortons (and the Tim Hortons Auditors, if requested) shall consult with the Wendy’s Auditors with respect to any such proposed determination or change. Unless otherwise required by applicable Law, Tim Hortons shall not make any such determination or changes without the prior written consent of Wendy’s if such a determination or change would be sufficiently material to be required to be disclosed in financial statements or other disclosure documents filed by Tim Hortons or Wendy’s with the SEC.
     (vii) Accounting Changes Requested by Wendy’s. Notwithstanding Section 5.1(a)(vi), unless prohibited by applicable Law, Tim Hortons shall make any changes in its accounting estimates or accounting principles that are requested by Wendy’s in order for Tim Hortons’ accounting practices and principles to be consistent with those of Wendy’s.
     (viii) Special Reports of Deficiencies or Violations. Tim Hortons shall report in reasonable detail to Wendy’s any of the following events or circumstances promptly after any executive officer of Tim Hortons or any member of the Tim Hortons board of directors becomes aware of such matter:
     (A) Any significant deficiency or material weakness in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect Tim Hortons’ ability to record, process, summarize and report financial information;
     (B) Any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Tim Hortons;
     (C) Any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and
     (D) Any report of a material violation of law that an attorney representing any Tim Hortons Group member has formally made to any officers or directors of Tim Hortons pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).
     (c) Additional Matters. Tim Hortons agrees that, for so long as Wendy’s is required to account for its investment in Tim Hortons under the equity method of accounting (determined in accordance with GAAP and consistent with SEC reporting requirements), Tim Hortons shall provide to Wendy’s on a timely basis all information Wendy’s reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the Wendy’s Annual Statements in accordance with Section 5.1(a) and as required by applicable Law, and without limiting the generality of the foregoing, Tim Hortons shall provide all required financial information with respect to the Tim Hortons Group to the Tim Hortons Auditors in a sufficient and reasonable time and in sufficient detail to permit the Tim Hortons Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Wendy’s Auditors with respect to information to be included or contained in the Wendy’s Annual Statements.
     5.2 Other Covenants. So long as Wendy’s beneficially owns at least 50% of the total voting power of all classes of then outstanding capital stock of Tim Hortons entitled to vote generally in the election of directors (“Tim Hortons Voting Stock”):
     (a) Wendy’s Rights as Stockholder. Tim Hortons shall not, without the prior written consent of Wendy’s (which Wendy’s may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action (including making or failing to make any election under the law of any state or other relevant jurisdiction) that has the effect, directly or indirectly, of restricting or limiting the ability of Wendy’s freely to sell, transfer, assign, pledge or otherwise dispose of shares of Tim Hortons Common Stock or would restrict or limit the rights of any transferee of Wendy’s as a holder of shares of Tim Hortons Common Stock. Without limiting the generality of the foregoing, Tim Hortons shall not, without the prior written consent of Wendy’s (which Wendy’s may withhold in its sole and absolute discretion), take any action, or recommend to its stockholders any action, which would limit the legal rights of, or deny any benefit to, Wendy’s as a Tim Hortons stockholder either (i) solely as a result of the amount of Tim Hortons Voting Stock owned by Wendy’s or (ii) in a manner not applicable to holders of Tim Hortons Voting Stock generally.
     (b) Issuance of Additional Equity. Tim Hortons shall not, without the prior written consent of Wendy’s (which it may withhold in its sole and absolute discretion), issue any Tim Hortons Capital Stock or any rights, warrants or options to acquire Tim Hortons Capital Stock (including securities convertible into or exchangeable for Tim Hortons Capital Stock), if after giving effect to such issuances and considering all of the shares of Tim Hortons Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), (i) if Wendy’s owned at least 80% of the Tim Hortons Voting Stock prior to such issuance, Wendy’s would own less than 80% of the Tim Hortons Voting Stock or (ii) if Wendy’s owned less than 80% of the Tim Hortons Voting Stock prior to such issuance, Wendy’s would own less than 50.1% of the Tim Hortons Voting Stock.
     (c) Compliance with Wendy’s Contracts. To the extent that Wendy’s is a party to any contract providing that certain actions or inactions of affiliates of Wendy’s (which for purposes of such contract includes any member of the Tim Hortons Group) may result in Wendy’s being in breach of or in default under such contract (provided that Wendy’s will use commercially reasonable efforts to exclude the actions or inactions of members of the Tim Hortons Group from any such contract entered into after the Effective Date), and Wendy’s has advised Tim Hortons of the existence, and has furnished Tim Hortons with copies, of such contract (or the relevant portions thereof), Tim Hortons shall not take or fail to take, as applicable, and Tim Hortons shall cause the other members of the Tim Hortons Group not to take or fail to take, as applicable, any actions that reasonably could result in Wendy’s being in breach of or in default under such contract. The Parties acknowledge and agree that Wendy’s may in good faith (and not solely with the intention of imposing restrictions on Tim Hortons pursuant to this covenant) enter into additional contracts or amendments to existing contracts providing that certain actions or inactions of subsidiaries or affiliates of Wendy’s (including, for purposes of such contracts or amendments, members of the Tim Hortons Group) may result in Wendy’s being in breach of or in default under such contracts. In such event, provided that Wendy’s has notified Tim Hortons of such additional contracts or amendments, Tim Hortons shall not thereafter take or fail to take, as applicable, and Tim Hortons shall cause the other members of the Tim Hortons Group not to take or fail to take, as applicable, any actions that reasonably could result in Wendy’s being in breach of or in default under such additional contracts or amendments. Wendy’s acknowledges and agrees that Tim Hortons shall not be deemed in breach of this Section 5.2(c) to the extent that, prior to being notified by Wendy’s of an additional contract or an amendment to an existing Contract pursuant to this Section 5.2(c), a Tim Hortons Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 5.2(c) had such action(s) or inaction(s) occurred after such notification, provided that Tim Hortons does not, after notification by Wendy’s, take any further action or fail to take any action that contributes further to such breach or default.
     5.3 Covenants Regarding the Incurrence of Indebtedness.
     (a) Tim Hortons hereby covenants and agrees that, for so long as Wendy’s is required to consolidate the results of operations and financial position of any member of the Tim Hortons Group (determined in accordance with GAAP and consistent with SEC reporting requirements), Tim Hortons shall not, and Tim Hortons shall not permit any other member of the Tim Hortons Group to, without Wendy’s prior written consent (which Wendy’s may withhold in its sole and absolute discretion), create, incur, assume or suffer to exist any Tim Hortons Indebtedness if the incurrence of such Tim Hortons Indebtedness would cause Wendy’s to be in breach of or in default under any contract the existence of which Wendy’s has advised Tim Hortons and of which Wendy’s has furnished Tim Hortons a copy pursuant to Section 5.2(c), or if the incurrence of such Tim Hortons Indebtedness could be reasonably likely (in the reasonable opinion of Wendy’s) to adversely impact the credit rating of any of Wendy’s rated indebtedness, or if the incurrence of such Tim Hortons Indebtedness involves more than $10 million; provided, however, that the foregoing shall not prohibit any member of the Tim Hortons Group from borrowing or having outstanding (i) up to an aggregate of C$200 million at any time outstanding under the C$200 million revolving credit facility entered into by members of the Tim Hortons Group prior to the Effective Date, (ii) up to an aggregate of US$100 million at any time outstanding under the US$100 million revolving credit facility entered into by members of the Tim Hortons Group prior to the Effective Date, (iii) up to an aggregate of C$300 million at any time outstanding under the term loan facility entered into by members of the Tim Hortons Group prior to the Effective Date and (iv) up to an aggregate of C$200 million at any time outstanding under a bridge loan entered into by members of the Tim Hortons Group prior to the Effective Date (or the refinancing of such C$200 million indebtedness through the private placement or other issuance of debt securities).
     (b) In order to implement this Section 5.3, Tim Hortons shall notify Wendy’s in writing at least 45 Business Days prior to the time at which it or any other member of the Tim Hortons Group contemplates incurring any Tim Hortons Indebtedness (other than draws under the revolving credit facilities permitted under Section 5.3(a), capital leases incurred in the ordinary course of business consistent with past practices, and the initial funding of (but not the subsequent incurrence of debt, liens or contingent liabilities otherwise permitted by the terms of the credit agreements or other agreements governing) the term loan and bridge loan (or refinancing thereof) contemplated in Section 5.3(a)) of its intention to do so and shall either (i) demonstrate to Wendy’s satisfaction that this Section 5.3 shall not be violated by such proposed additional Tim Hortons Indebtedness or (ii) obtain Wendy’s prior written consent to the incurrence of such proposed additional Tim Hortons Indebtedness. Any such written notification from Tim Hortons to Wendy’s shall include documentation of any existing Tim Hortons Indebtedness and estimated aggregate Tim Hortons Indebtedness after giving effect to such proposed incurrence of additional Tim Hortons Indebtedness. Wendy’s shall have the right to verify the accuracy of such information and Tim Hortons shall cooperate fully with Wendy’s in such effort (including by providing Wendy’s with access to the working papers and underlying documentation related to any calculations used in determining such information).
ARTICLE 6
ACCESS TO AND DISCLOSURE OF INFORMATION
     6.1 Restrictions on Disclosure of Information.
     (a) Generally. Without limiting any rights or obligations under any other existing or future agreement between the Parties and/or any other members of their respective Group relating to confidentiality, each Party shall, and each Party shall cause its respective Group members and its Representatives to, hold in strict confidence, with at least the same degree of care that applies to Wendy’s confidential and proprietary Information pursuant to policies in effect as of the Effective Date, and use only for the Designated Purposes, all confidential and proprietary Information concerning the other Group that is either in its possession as of the Effective Date or furnished by the other Group or its respective Representatives at any time pursuant to this Agreement, any other Separation Agreement or the transactions contemplated hereby or thereby (including Information relating to Employee Welfare Plans, Information relating to Wendy’s Plans, proprietary software and computer programs, and business records). Notwithstanding the foregoing, each Party, its respective Group members and each of their respective Representatives may disclose such Information to the extent that such Person can demonstrate that such Information is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the Parties and/or any of their respective Group members relating to confidentiality, or (ii) lawfully acquired from a third Person on a non-confidential basis or independently developed by, or on behalf of, such Person by Persons who do not have access to, or descriptions of, any such Information. Each Party shall maintain, and shall cause its respective Group members and Representatives to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 6.1.
     (b) Disclosure of Third Person Information. Tim Hortons acknowledges that it and other members of the Tim Hortons Group may have in its or their possession confidential or proprietary Information of third Persons that was received under a confidentiality or non-disclosure agreement between a member of the Wendy’s Group and such third Person prior to the Effective Date. Tim Hortons shall (and shall cause its respective Group members and Representatives to) hold in strict confidence the confidential and proprietary Information of third Persons to which any member of the Tim Hortons Group has access, in accordance with the terms of any agreements entered into prior to the Effective Date between members of the Wendy’s Group (whether acting through, on behalf of, or in connection with, the Tim Hortons Business or otherwise) and such third Persons.

     (c) Disclosure of Third Person Information. Wendy’s acknowledges that it and other members of the Wendy’s Group may have in its or their possession confidential or proprietary Information of third Persons that was received under a confidentiality or non-disclosure agreement between a member of the Tim Hortons Group and such third Person prior to the Effective Date. Wendy’s shall (and shall cause its respective Group members and Representatives to) hold in strict confidence the confidential and proprietary Information of third Persons to which any member of the Wendy’s Group has access, in accordance with the terms of any agreements entered into prior to the Effective Date between members of the Tim Hortons Group and such third Persons.
     (d) Disclosure of Confidential Information with a Group. Once confidential Information has been disclosed to a Group, the members of such Group may disclose it to their individual employees who are engaged directly in the Designated Purposes. Such Group members may also disclose such confidential Information to its Representatives. Such Group members shall advise each recipient of the confidential nature of such confidential Information, and shall instruct each such recipient to comply with the confidentiality obligations contained herein; and the Party responsible for such Group member shall be responsible for the failure of any such recipient to do so. Upon a Party’s request, the Party receiving confidential Information shall require its recipients of such Information to sign an agreement of confidentiality and nondisclosure satisfactory to the requesting Party. The obligations of the receiving Party with respect to such recipient apply regardless of whether such recipient is an employee of such Party..
     6.2 Legally Required Disclosure of Information. If either Party or any of its respective Group members or Representatives becomes legally required to disclose any Information (the “Disclosing Party”) that it is otherwise obligated to hold in strict confidence pursuant to Section 6.1, such Party shall promptly notify the Person that owns or has a duty not to disclose the Information (the “Owning Party”) and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 6.2. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 6.2, the Disclosing Party shall (a) disclose only that portion of the Information that its legal counsel advises it is compelled to disclose or otherwise stand liable for contempt or suffer other similar significant corporate censure or penalty, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment shall be accorded such Information, and (c) promptly provide the Owning Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed.
     6.3 Access to Information. During the Retention Period, each Party shall (and shall cause its respective Group members and Representatives to) cooperate with and afford to the other Party reasonable access upon reasonable advance written request to all Information (other than Information that is (a) protected from disclosure by the attorney-client privilege or work product doctrine, (b) proprietary in nature, (c) the subject of a confidentiality agreement between such Party and a third Person that prohibits disclosure to the other Party, or (d) prohibited from disclosure under applicable Law) owned by such Party or one of its Group members or within such Party’s or any of its respective Group member’s or Representative’s possession that is created prior to the Spin-Off Date and that relates to the business, assets or liabilities of the requesting Party (the “Requestor”), and such access is reasonably required by the Requestor (i) to comply with requirements imposed on the Requestor by any Governmental Authority, (ii) for use in any proceeding (except for a litigation matter between the Parties or any of their respective Group members), (iii) to satisfy audit, accounting, Tax or similar requirements, (iv) to obtain insurance, or (v) to comply with the Requestor’s obligations under this Agreement or any other Separation Agreement. As used in this Agreement, “access” shall mean the obligation of a Party in possession of Information (the “Possessor”) requested by the Requestor to exert its commercially reasonable efforts to locate all requested Information that is owned and/or possessed by Possessor or any of its respective Group members or Representatives. The Possessor, at its own expense, shall conduct a diligent search designed to identify all requested Information and shall collect all such Information for inspection by the Requestor during normal business hours at the Possessor’s place of business. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested Information duplicated at Requestor’s expense. Alternatively, the Possessor may choose to deliver, at the Requestor’s expense, all requested Information to the Requestor in the form requested by the Requestor. The Possessor shall notify the Requestor in writing at the time of delivery if such Information is to be returned to the Possessor. In such case, the Requestor shall return such Information when no longer needed to the Possessor at the Possessor’s expense. In connection with providing Information pursuant to this Section 6.3, each party hereto shall, upon the request of the other party and upon reasonable advance notice, make available during normal business hours its respective employees (and those employees of its respective Group members and Representatives, as applicable) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the Requestor.
     6.4 Record Retention. Tim Hortons shall (and shall cause each of its other Group members to) adopt and comply with a record retention policy with respect to Information owned by or in the possession of the Tim Hortons Group and created prior to the Spin-Off Date that is no less stringent than the Wendy’s record retention policy in effect as of the Effective Date or as Wendy’s may modify such policy between the Effective Date and the Spin-Off Date, provided that Wendy’s notifies Tim Hortons of any such modifications. Each Party shall, at its sole cost and expense, preserve and retain all Information in its respective possession or control that the other Party has the right to access pursuant to Section 6.3 or that it is required to preserve and retain in accordance with such record retention policy or for any longer period as may be required by (a) any Governmental Authority, (b) any litigation matter, (c) applicable Law, or (d) any Separation Agreement (as applicable, the “Retention Period”). If either Party wishes to dispose of any Information that it is obligated to retain under this Section 6.4 prior to the expiration of the Retention Period, then that Party shall first provide 45 days’ written notice to the other Party, and the other Party shall have the right, at its option but at the expense of the Party that desires to dispose of such Information, upon prior written notice within such 45-day period, to take possession of such Information within 90 days after the date of the notice provided pursuant to this Section 6.4. Written notice of intent to dispose of such Information shall include a description of the Information in detail sufficient to allow the other Party to reasonably assess its potential need to retain such materials.

     6.5 Production of Witnesses. For seven years after the Effective Date, each Party shall (and shall cause each of its respective Group members to) use commercially reasonable efforts to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved.
     6.6 Reimbursement. Unless otherwise provided in this Article 6, each Party providing access to Information or witnesses to the other Party pursuant to Sections 6.3, 6.4 or 6.5 shall be entitled to receive from the receiving Party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such Information or witnesses.
     6.7 Other Agreements Regarding Access to Information. The rights and obligations of the Parties under this Article 6 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any other Separation Agreement.
     6.8 Acquisition of Tim Hortons by Another Person. If Tim Hortons enters into an agreement with a third Person to directly or indirectly sell all or any portion of the Tim Hortons Business (other than in the ordinary course of business consistent with past practice), together with the Information related thereto, whether pursuant to a stock or asset sale, merger or otherwise, Wendy’s shall have the right to duplicate any Information held by Tim Hortons that relates to (a) the Tim Hortons Business as conducted through the Spin-Off Date (or the date of the disposition to such third Person if the Spin-Off has not occurred), (b) the transactions contemplated by this Agreement and the other Separation Agreements, and (c) the Financial Statements included in financial statements of Wendy’s. Tim Hortons shall, in connection with any such disposition (x) provide Wendy’s not less than 20 days’ written notice prior to the consummation of such disposition, and (y) not disclose any Information of Wendy’s or relating to the Wendy’s Business to such third Person without the express written consent of Wendy’s (which may be withheld in its absolute and sole discretion). In addition, Wendy’s shall have the right, in its sole discretion, to require Tim Hortons to destroy or return to Wendy’s all or any portion of such Information of or relating to the Wendy’s Business prior to such disposition. Prior to the Spin-Off Date, Tim Hortons shall not sell all or any portion of the Tim Hortons Business to any third Person unless such third Person expressly agrees in writing to be bound by this Section 6.8. If Wendy’s enters into an agreement with a third Person to sell all or any portion of the Wendy’s Business, Wendy’s shall not in connection with any such disposition disclose any Information of Tim Hortons or relating to the Tim Hortons Business to such third Person without the express written consent of Tim Hortons (which may be withheld in its absolute and sole discretion).

ARTICLE 7
ADDITIONAL COVENANTS
     7.1 Further Assurances. The Parties shall (or shall cause their appropriate Group members or Representatives, as appropriate, to) execute and deliver such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement and the other Separation Agreements. At the request of Tim Hortons, Wendy’s shall (and shall cause applicable members of the Wendy’s Group to) execute and deliver to Tim Hortons and/or applicable members of the Tim Hortons Group such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such other actions as Tim Hortons may reasonably deem necessary or desirable in order (a) to transfer, convey and assign to Tim Hortons and the other members of the Tim Hortons Group, as applicable, the Tim Hortons Assets, (b) to put Tim Hortons and the other members of the Tim Hortons Group, as applicable, in actual possession and operating control thereof, and (c) to permit Tim Hortons and the other members of the Tim Hortons Group, as applicable, to exercise all rights with respect thereto. At the request of Wendy’s, Tim Hortons shall (and shall cause applicable members of the Tim Hortons Group to) execute and deliver to Wendy’s and/or applicable members of the Wendy’s Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Wendy’s may reasonably deem necessary or desirable in order to ensure that Tim Hortons and the other members of the Tim Hortons Group fully and unconditionally assume and discharge the Tim Hortons Liabilities as contemplated under this Agreement, the other Separation Agreements or any document in connection herewith or therewith, and relieve the Wendy’s Group of any Liability with respect thereto and evidence the same to third Persons. Except as otherwise expressly provided in this Agreement or any other Separation Agreement, no member of the Wendy’s Group shall be obligated to incur any out-of-pocket costs, expenses and fees in connection with its obligations under this Section 7.1, including any attorneys’ fees, recording, assignment or other similar fees.
     7.2 Performance. Wendy’s shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Separation Agreement to be performed by any member of the Wendy’s Group. Tim Hortons shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Separation Agreement to be performed by any member of the Tim Hortons Group. Each Party further agrees that it shall cause its other Group members not to take any action or fail to take any action inconsistent with such Party’s obligations under this Agreement, any other Separation Agreement or the transactions contemplated hereby or thereby.
     7.3 Conduct of Tim Hortons Business between Effective Date and Spin-Off. Subject to any additional restrictions in the Tax Sharing Agreement, during the period from the Effective Date through the earliest of (i) the date on which the Spin-Off occurs, (ii) the date that Wendy’s gives notice to Tim Hortons that it no longer intends to pursue the Spin-Off, and (iii) the date on which Wendy’s ceases to own 80% of the Tim Hortons Voting Stock, Tim Hortons covenants and agrees that the Tim Hortons Group as a whole shall not, without Wendy’s prior written consent (which Wendy’s may withhold in its sole and absolute discretion): (a) acquire any businesses or other Assets (other than coffee and other inventory items acquired in the ordinary course of business in connection with the Tim Hortons restaurant business), by means of merger, consolidation or otherwise, of any other Person, with an aggregate value of more than $10 million for all such acquisitions, (b) dispose of Assets (other than coffee and other inventory items sold in the ordinary course of business in connection with the Tim Hortons restaurant business) held by the Tim Hortons Group, by sale or otherwise, with an aggregate value of more than $10 million for all such dispositions, or (c) acquire any equity or debt securities of any other Person, with an aggregate value of more than $10 million for all such acquisitions.
     7.4 Employment Matters. For a period of two years following the Effective Date, neither Party will (and each Party will not permit its respective Group members to), directly or indirectly, solicit active employees of the other Party’s Group without such other Party’s consent. A general solicitation of employment not directed towards employees of the other Party shall not be deemed a violation of this Section 7.4.
     7.5 Compliance with Legal Policies. For so long as Wendy’s is providing legal services under the Shared Services Agreement, Tim Hortons shall comply with all policies and directives identified by Wendy’s as critical to legal and regulatory compliance; provided, however, that nothing contained herein shall require compliance with policies or directives that, in the opinion of counsel to Tim Hortons, do not comply with then applicable Law. Until the Spin-Off Date, Tim Hortons shall not adopt policies or directives relating to legal or regulatory compliance that are inconsistent with the policies and directives identified by Wendy’s as critical to legal and regulatory compliance; provided, however, that nothing contained herein shall prevent adoption of policies or directives that, in the opinion of counsel to Tim Hortons, are necessary or desirable to comply with then applicable Law.
     7.6 Covenants Regarding Combination Stores. There are certain locations in the United States and Canada where Tim Hortons franchisees and Wendy’s or Wendy’s franchisees, as applicable, operate Tim Hortons and Wendy’s restaurants under the same roof (such locations are referred to herein as “U.S. Combo Stores” and “Canadian Combo Stores”, respectively, and collectively as “Combo Stores”). The Parties agree to continue to work together reasonably and in good faith to resolve any competitive issues relating to franchise restrictions, lease restrictions and lease renewals for the Combo Stores.

     7.7 Covenants Regarding Dual-Brand Franchisees. There are certain instances in the United States and Canada where Wendy’s franchisees operate stand alone Tim Hortons restaurants and Tim Hortons franchisees operate stand alone Wendy’s restaurants (such franchisees are referred to herein as “Dual Brand Franchisees”). Wendy’s and Tim Hortons each have provisions in their franchise agreements with their respective franchisees which prohibit their franchisees from engaging in certain businesses or selling certain products which are or may be competitive with the business of or products sold by them and their respective franchisees, including Sections 16.1, 16.2 and 16.3 of the current form of Wendy’s Unit Franchise Agreement and Sections 13.00, 13.01 and 13.02 of the current form of Tim Hortons Franchise Agreement. Such provisions and any similar provisions that may be contained in any Wendy’s or Tim Hortons franchise agreement now or in the future are referred to herein as “Non-Compete Covenants.” Wendy’s and Tim Hortons acknowledge that the parties’ relationship is unique because of their common ownership, their growth through common franchisees, the variance in the product focus/orientation, and other factors, and agree to continue to work together reasonably and in good faith to resolve any competitive issues relating to the Non-Complete Covenants as they relate to existing Dual Brand Franchises.

     7.8 Wendy’s Guarantees. To the extent that any member of the Wendy’s Group has guaranteed any Liabilities of any member of the Tim Hortons Group, (a) Tim Hortons will (and will cause its other Group members to) use commercially reasonable efforts to cause the beneficiaries of such guarantees to release such Wendy’s Group member therefrom and (b) with respect to any such guarantee that is not so released, Tim Hortons (for itself and on behalf of all of its Group members) acknowledges that no Wendy’s Group member will have any obligation after the Effective Date to agree to any further amendments, restatements, extensions or other modifications of such guarantee or of any Liability guaranteed thereby. The Parties will work together and use commercially reasonable efforts to cause the guarantee(s) by Wendy’s of obligations of the Tim Horton Children’s Foundation to be released and replaced with guarantee(s) by Tim Hortons prior to the Spin-Off Date. If such release(s) are not obtained by the Spin-Off Date, the Parties will continue to work together and use commercially reasonable efforts to cause such guarantees to be released as soon as reasonably practicable.
     7.9 Original Corporate Records. If any member of the Wendy’s Group has possession of original corporate records of the Tim Hortons Group, Wendy’s will cause such member to promptly deliver such original corporate records to the Tim Hortons Group upon request.
ARTICLE 8
INDEMNIFICATION
     8.1 Indemnification by Tim Hortons. Subject to Section 8.4, Tim Hortons shall indemnify and hold harmless each Wendy’s Indemnified Person from and against any and all Losses incurred by such Wendy’s Indemnified Person arising out of or in connection with the following, whether such Losses arise or accrue prior to, on or following the Effective Date:
     (a) The failure of Tim Hortons or any other member of the Tim Hortons Group or any other Person to pay, perform or otherwise properly discharge any of the Tim Hortons Liabilities in accordance with their respective terms;
     (b) The Existing Tim Hortons Business, the Tim Hortons Business or any Tim Hortons Liability (including any Tim Hortons Liability, or obligation of the Tim Horton Children’s Foundation, guaranteed by a member of the Wendy’s Group);
     (c) Any breach by Tim Hortons or any member of the Tim Hortons Group of this Agreement or any Separation Agreement; and
     (d) With respect to all information contained in the Registration Statement, the Prospectus and any preliminary prospectus or other materials distributed in connection with the Offering (other than materials distributed solely by or on behalf of Wendy’s) or the transactions contemplated in the Separation Agreements, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, other than with respect to the Wendy’s Disclosure Portions.
     8.2 Indemnification by Wendy’s. Subject to Section 8.4, Wendy’s shall indemnify and hold harmless each Tim Hortons Indemnified Person from and against any and all Losses incurred by such Tim Hortons Indemnified Person arising out of or in connection with the following, whether such Losses arise or accrue prior to, on or following the Effective Date:
     (a) The failure of Wendy’s or any other member of the Wendy’s Group or any other Person to pay, perform or otherwise properly discharge any of the Wendy’s Liabilities in accordance with their respective terms;
     (b) The Wendy’s Business or any Wendy’s Liability;
     (c) Any breach by Wendy’s or any member of the Wendy’s Group of this Agreement or any Separation Agreement; and
     (d) With respect to all information contained in the Wendy’s Disclosure Portions or in materials distributed solely by or on behalf of Wendy’s, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     8.3 Claim Procedure.
     (a) Claim Notice. A Party that seeks indemnity under this Article 8 or under any other Separation Agreement (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), whether the Losses sought arise from matters solely between the Parties or from Third Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Losses. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Losses caused by or arising out of such failure.
     (b) Response to Notice of Claim. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party shall pay the Claimed Amount using a payment method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties shall resort to the dispute resolution procedures set forth in Section 9.11.
     (c) Contested Claims. If the Indemnifying Party disputes that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, as soon as practicable but in no event later than 10 Business Days after the receipt of the notice referenced in Section 8.3(b), the Parties shall begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 9.11 hereof. Upon ultimate resolution thereof, the Parties shall take such actions as are reasonably necessary to comply with such resolution.
     (d) Third Party Claims.
     (i) If the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (in each case, a “Third Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 8, the Indemnified Party shall give written notification to the Indemnifying Party of the Third Party Claim. Such notification shall be given within five Business Days after receipt by the Indemnified Party of notice of such Third Party Claim, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed Losses; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Losses caused by or arising out of such failure. Within

20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party shall control such defense.
     (ii) The Party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the reasonable fees and expenses of separate counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement; provided, further, that the Indemnifying Party shall not be responsible for the fees or expenses of more than one legal firm in any single jurisdiction for all of the Indemnified Parties; provided, however, that in the event that such legal firm is conflicted amongst the Indemnified Parties, then the Indemnifying Party shall be responsible for the fees or expenses of up to two legal firms in any single jurisdiction for all of the Indemnified Parties.. The Party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such Information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading that may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim.
     (iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability and (C) such settlement does not create any financial or other obligation on the part of the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     8.4 Survival; Limitations.
     (a) Except to the extent expressly set forth in this Agreement or any other Separation Agreement, all covenants and agreements of the Parties contained in the

Separation Agreements shall survive each of the Offering and a Spin-Off until, with respect to any particular claim to which a statute of limitations is applicable, 90 days after the expiration of such applicable statute of limitations. The rights and obligations of Wendy’s, Tim Hortons and each of their respective Indemnified Persons under this Agreement shall survive the direct or indirect sale, assignment or other transfer by any Party of any Assets or Liabilities.
     (b) The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from any third Person (including amounts actually recovered under insurance policies) with respect to such Losses. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Losses. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Losses for which indemnification is provided in this Agreement after the full amount of such indemnifiable Losses has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Losses and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (X) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Losses plus the amount received from the third Person in respect thereof, less (Y) the full amount of such indemnifiable Losses.
     (c) Notwithstanding anything to the contrary in this Article 8, the initial presumption shall be that there is no insurance coverage for any such Losses, and the Indemnifying Party shall, upon request by the Indemnified Party, fully indemnify and hold harmless the Indemnified Party from and against any and all such Losses. Once the Indemnifying Party has discharged this obligation to the Indemnified Party, the Indemnifying Party may request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Losses. If so requested, the Indemnified Party shall pursue insurance coverage, including, if necessary, the filing of coverage litigation, all of which shall be at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall pay directly or promptly reimburse the Indemnified Party for all such costs and expenses, as directed by the Indemnified Party. The Indemnified Party shall retain full and exclusive control of all such matters (including the settlement of underlying covered claims and/or coverage claims against insurers), and the Indemnified Party shall have the right to select counsel with the concurrence of Indemnifying Party, which concurrence shall not be withheld unreasonably. The net proceeds of any insurance recovery (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) shall be paid to the Indemnifying Party. At all times, the Indemnifying Party shall cooperate with the Indemnified Party’s insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party. It is not the intent of this Section 8.4(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Losses in connection with which the

Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. Notwithstanding anything to the contrary in this Section 8.4(c), if the Indemnified Party (in its absolute and sole discretion) determines that it is necessary to do so, the Indemnified Party may pursue insurance coverage for the benefit of the Indemnifying Party before the Indemnifying Party has fully discharged its obligations to the Indemnified Party under this Agreement. In such event, the Indemnified Party may unilaterally take any steps it determines are necessary to preserve such insurance coverage, including tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party shall not relieve the Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses.
     (d) Any indemnification payment made under this Agreement shall be characterized for Tax purposes as a contribution or distribution or payment of an assumed or retained liability, as applicable.
     (e) Notwithstanding anything to the contrary in Section 8.1 or Section 8.2, indemnification with respect to Taxes shall be governed exclusively by the Tax Sharing Agreement.
     (f) Notwithstanding anything in this Agreement to the contrary, in no event shall any Party be liable to the other Party or any other Person under this Agreement or any other Separation Agreement for, and each Party (on behalf of itself, its Affiliates and other Indemnified Persons) hereby releases the other Party from all claims for, special, indirect, consequential, incidental or punitive damages (including lost profits or savings), even if advised of their possible existence, except that a Party may recover from the other Party special, indirect, consequential, incidental or punitive damages owed to a third party in settlement or satisfaction of claims for which such Party has a right to recover from such other Party under this Agreement or any other Separation Agreement.
ARTICLE 9
MISCELLANEOUS
     9.1 Assignment. Neither Party shall assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion. Any attempted transfer in violation of the previous sentence shall be invalid and ineffective ab initio.
     9.2 Entire Agreement. This Agreement and the other Separation Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Parties, in each case with respect to the subject matter hereof and thereof; provided, however, that, except to the extent expressly set forth in a Separation Agreement, the provisions of the Separation Agreements shall not modify or supersede the provisions of any written agreement between the Parties or their affiliates with respect to the lease of real property or otherwise with respect to real property.
     9.3 Future Litigation and Other Proceedings. If any member of the Tim Hortons Group (or any of its Representatives) or any member of the Wendy’s Group (or any of its Representatives) at any time after the Effective Date initiates or becomes subject to any Action with respect to which the Parties have no prior agreements (as to indemnification or otherwise), upon reasonable notice (a) the Party (and its Group members and its and their respective Representatives) that has not initiated and is not subject to such Action shall comply, at the other Party’s expense, with any reasonable requests by the other Party for assistance in connection with such Action (including by way of provision of information and making available of Representatives as witnesses) and (b) each Party (and its Representatives) shall, at its own expense, coordinate with the other Party its strategies and actions with respect to such Action to the extent such coordination would not be detrimental to its interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of information and making available of Representatives as witnesses).
     9.4 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:
     (a) If to Tim Hortons, to:
Corporate Secretary
Tim Hortons Inc.
c/o Corporate Secretary
Wendy’s International, Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, OH 43017-0256
Fax: (614) 764-3243

With a copy to (which shall not constitute notice):
General Counsel
Tim Hortons Inc.
874 Sinclair Road
Oakville, Ontario L6K 2Y1
Canada
Fax: (905) 845-1458
     (b) If to Wendy’s, to:
Corporate Secretary
Wendy’s International, Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, OH 43017-0256
Fax: (614) 764-3243
With a copy to (which shall not constitute notice):
General Counsel
Wendy’s International, Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, OH 43017-0256
Fax: (614) 764-3243
or to such other addresses or telecopy numbers as may be specified by like notice to the other Party.
     9.5 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Ohio, excluding its conflict of laws rules.
     9.6 Severability. If any terms or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.
     9.7 Amendment. This Agreement may only be amended by a written agreement executed by both Parties.
     9.8 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
     9.9 Authority. Each Party represents to the other Party that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
     9.10 Jurisdiction. If any Dispute arises out of or in connection with this Agreement or any other Separation Agreement, except as expressly contemplated by another provision of this Agreement or any Separation Agreement, the Parties irrevocably (and the Parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the U.S. District Court for the Southern Division of Ohio and state courts located in Ohio, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.
     9.11 Dispute Resolution. Any controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this Section 9.11) (in each such case, a “Dispute”) arising out of or related to this Agreement, the Shared Services Agreement or the Registration Rights Agreement, or the breach or termination thereof, shall be resolved exclusively in accordance with this Section 9.11.
     (a) Direct Negotiation. First, the Disputing Parties shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute. Second, if the Dispute is still unresolved after ten Business Days following the commencement of such good faith attempt, then the chief financial officer (or another designee with full authority to resolve such dispute) of each Party shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute. Third, if the Dispute is still unresolved after ten Business Days following the commencement of such second negotiations, then such Dispute shall be submitted to mediation in accordance with Section 9.11(b).
     (b) Mediation. If the Dispute is to be submitted to mediation in accordance with Section 9.11(a), the mediator will be selected by mutual agreement of the Parties, which agreement shall be reached in good faith and on a timely basis. If they are unable to agree on a mediator, each Party will select one third party representative, each of whom shall be mediator qualified to mediate such Dispute, which two representatives shall mutually select a mediator for such Dispute (and each Party shall in good faith instruct its representative to work in good faith with the other Party’s representative to select such mediator).
     (i) Mediation Procedure. The mediation will be conducted pursuant to the rules generally used by the mediator in the mediator’s practice, subject to the following:
     (A) The mediator will act as an advocate for resolution and will use his or her best efforts to assist the parties in reaching a mutually acceptable settlement. The mediator may suggest ways of resolving the Dispute, but may not impose his or her own judgment on the issues or that of the Parties. The mediator will not have the authority to decide any issue for the parties, but will attempt to facilitate the voluntary resolution of the Dispute by the Parties.
     (B) Each Person participating in the mediation will have authority to settle, and all Persons necessary to the decision to settle will be present during the entire mediation session or sessions.
     (C) The mediation will take place at a time and convenient location agreeable to the mediator and the Parties, as the mediator will determine, but such mediation will take place no later than 20 Business Days after the commencement of the second negotiations under Section 9.11(a) and will take place over two consecutive days.
     (D) Mediation sessions will be private, and only the Parties and their representatives may attend the mediation sessions. Other Persons may attend the mediation sessions only with the written permissions of the Parties and with the consent of the mediator.
     (E) There will be no stenographic record of the mediation process, and no Person will tape record any portion of the mediation sessions.
     (F) No subpoenas, summons, complaints, citations, writs, or other process may be served at or away from the site of any mediation session upon any Person who then is entering, on the way to, in attendance or leaving the session.
     (G) The Parties will participate in the mediation proceeding in good faith with the intention to settle.
     (H) No later than five days prior to the mediation, each Party will deliver to the mediator all information reasonably required for the mediator to understand the issues presented and a confidential memorandum (not to exceed five pages with normal type size and margins) setting forth the following:
     i. identification of the matters in dispute;
     ii. concise statement of points (factual, legal, practical) that such Party believes enhances its chance of achieving a favorable outcome of the Dispute;
     iii. history of settlement discussions and outstanding offers of settlement; and
     iv. the above rules may be modified or amended with the Parties’ written consent.
     (ii) Release. The mediator will not be a necessary or proper party in any Action relating to the mediation. Neither the mediator, the Person employing the mediator, nor the Person providing the mediator will be liable to any Party for any acts or omissions in connection with any mediation conducted pursuant to this Section 9.11.
     (iii) Compromise Negotiation. The mediation is a compromise negotiation for purposes of the applicable rules of evidence and is an alternative dispute resolution procedure subject to Law chosen to govern this Agreement. The entire procedure is and will be confidential. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees or other representatives and by the mediator, who is the Parties’ joint agent for purposes of these compromise negotiations, are confidential and will, in addition where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible for any purposes, including impeachment, if any litigation or other proceedings involve the Parties and will not be disclosed to anyone not an agent, employee, expert or other representative for any of the Parties. Evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation. Confidential Information disclosed to the mediator by the Parties or by witnesses in the course of the mediation will not be divulged by the mediator. All records, reports or other documents received by the mediator while serving in that capacity will be confidential. The mediator will not be compelled to divulge such records or to testify with regard to the mediation in any adversary proceeding or judicial forum.
     (iv) Costs of Mediation. The Parties will bear their respective costs incurred in connection with the mediation described in this Section 9.11, except that the Parties will share equally the fees and expenses of the mediator, the costs of obtaining the facility for the mediation, and the fees and expenses of any experts employed at the mediator’s request.

     (v) Termination of Mediation. The mediation will be terminated upon the first to occur of the following:
     (A) by the execution of a settlement agreement resolving the dispute by the Parties;
     (B) by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or
     (C) after the completion of two full days of mediation sessions, by written declaration of a Party or Parties to the effect that mediation proceedings are terminated.
     (c) Litigation. Neither Party may bring (or have brought) any Action in any forum with respect to any Dispute arising out of or related to this Agreement, the Shared Services Agreement or the Registration Rights Agreement, or the breach or termination thereof, until such Party has fully complied with Sections 9.11(a) and (b) with respect to such Dispute.
     9.12 Binding Effect and Assignment. This Agreement and each other Separation Agreement binds and benefits the Parties and their respective successors and permitted assigns. Other than those Persons entitled to indemnity under Article 8 and as otherwise expressly provided in Section 7.6 and 7.7, there are no third party beneficiaries having rights under or with respect to this Agreement.
     9.13 Expenses. Tim Hortons shall be responsible for the payment of all costs, fees and expenses relating to the Offering and each Party shall be responsible for the payment of all of its costs, fees and expenses relating to the Spin-Off (or any other divestiture transaction employed by Wendy’s).
     9.14 Waiver. A provision of this Agreement or any other Separation Agreement may be waived only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement or any other Separation Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.
[The next page is the signature page.]

     IN WITNESS WHEREOF, the Parties have caused this Master Separation Agreement to be signed by their duly authorized representatives.

TIM HORTONS INC.
By:
Paul D. House
Chief Executive Officer and President

WENDY’S INTERNATIONAL, INC.
By:
John T. Schuessler
Chief Executive Officer and President

Exhibit A: Shared Contracts
1)	Expesite contract

2)	PeopleSoft contract

3)	UBS contract (re Equity Plan Administrator work)

4)	Sponsorship Agreement between COLHOL Limited Partnership DBF and the Columbus Blue Jackets and Wendy’s International Inc.

5)	Ethics and Compliance Hotline Program between the Network and Wendy’s International Inc.

6)	Runzeimer contract re: cost of living calculation services

A-1